Exhibit 5.1

MASLON LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-4140

P 612-672-8200

F 612-672-8397

www.maslon.com

April 27, 2016

El Capitan Precious Metals, Inc.

5871 Honeysuckle Road

Prescott, AZ 86305-3764

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of El Capitan Precious Metals, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of 5,000,000 shares of Common Stock, $.001 par value, to be issued by the Company (the “Shares”), pursuant to the terms of the Company’s 2015 Equity Incentive Plan, as amended (as so amended, the “Plan”). Upon examination of such corporate and other documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon LLP